      Buenos Aires, May 12, 2020

COMISIÓN NACIONAL DE VALORES

BOLSAS Y MERCADOS ARGENTINOS

Ref.: General Ordinary and Extraordinary Shareholder´s Meeting dated as of May 11, 2020.

Dear Sirs,

I am writing to Bolsas y Mercados Argentinos (“ByMA”) and the National Securities Commission (“Comisión Navcional de Valores” or "CNV"), in my capacity as Responsible for Market Relations of Pampa Energía S.A.  (de “Company”) in accordance with article 4, Chapter II, Title II of the CNV Regulations and article 79 of the ByMA Listing Regulation.

To this regard, below is a summary of the resolutions adopted by the Company’ Ordinary and Extraordinary General Shareholders Meeting that took place on May 11, 2020 (hereinafter the “Shareholders Meeting”), which was virtually held according to the terms of General Resolution 830/2020 of the CNV:

Item 1: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to (i) virtually hold this Shareholders’ Meeting according to the terms of General Resolution 830/2020 of the CNV; and (ii) revoke the ratification of the decisions of the Extraordinary Shareholders’ Meeting that was virtually held on April 7, 2020.

Item 2: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to appoint the representatives of the shareholders Fondo de Garantía de Sustentabilidad in charge of the Administración Nacional de la Seguridad Social (“ANSES”) and JP Morgan Chase Bank – ADR (“JPM”) to sign the minute of the Shareholders Meeting.

Item 3: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved: (i) that the Reading of the documents be omitted due to the fact that it is known by all shareholders for it was at their disposal with due time prior to this Shareholders Meeting and within the regulatory timeframe; and (ii) to approve the Consolidated Financial Statement for the fiscal year ended December 31, 2019 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, Independent Auditor’s Report, Statutory Audit Committee Report, Annual Report and Corporate Governance Code Compliance Report, the Informative Summary as required by the Argentine Securities Commission Rules, Auditors report and Supervisory Committee report and the Individual Financial Statement for the fiscal year ended December 31, 2019 that include the Company’s Statements of Financial Position, of Comprehensive Income, of Changes in Shareholders’ Equity and of Cash Flows, Notes to the Financial Statements, the Informative Summary as required by the Argentine Securities Commission Rules, authorizing the Board of Directors to make any modifications that the supervisory bodies could require as long as those modifications are not objected by the Supervisory Committee or the signing accountant.

Item 4: The Shareholders Meeting, by a majority equivalent to 58.29% of shares with a right to vote resolved to allocate the profits of AR$33,012,200,797 and retained earnings of AR$51,844,317,714, both as of as of December 31,2019: (i) the amount of AR$1,789,507,768 of the Optional Reserve to absorb the negative balance of retained earnings; (ii) the amount of AR$789,372,120 of the conversion difference allocated to retained earnings to the statutory reserve and AR$9,338,894,113 to the optional reserve; (iii) 5% of the income for the year and the relevant conversion difference, i.e. the amount of $1,160,164,860, be allocated to the statutory reserve; and (ii) the remaining balance, i.e. the amount of $42,345,394,389  to set up an optional reserve.

Item 5: The Shareholders Meeting, by a majority equivalent to 99.97% of the computable votes resolved to approve the actions taken by, and the remuneration to be paid to the members of the Supervisory Committee. Also, the Board proposed that authorization be granted for an advance payment of fees to Supervisory Committee members until such time as the financial statements for the year ending December 31, 2020 are considered by the Shareholder’s Meeting.

Item 6: The Shareholders Meeting, by a majority equivalent to 99.97% of the computable votes resolved to approve the actions taken by the Board of Directors, and the remuneration to be paid to them for the fiscal year ended December 31, 2019. Also, it resolved to authorize an advance payment of fees to the Directors until such time as the financial statements for the year ending December 31, 2020 are considered by the Shareholder’s Meeting.

Item 7: The Shareholders Meeting, by a majority equivalent to 74.85% of the computable votes resolved to approve the compensation to be paid to the certifying accountant for the duties performed in the fiscal year ended December 31, 2019. Such amount includes the fees for the SOX 404 certification required by the Securities and Exchange Commission.

Item 8: The Shareholders Meeting, by a majority equivalent to 99.29% of the computable votes resolved to: (i) reelect Messrs. Gustavo Mariani, Ricardo Torres and Miguel Bein as members of the Board and Messrs. Horacio Turri and Victoria Hitce as alternate members; and (ii) appoint Mr. Juan Santiago Fraschina as member of the board and Mr. Haroldo Adrián Montagu as alternate member.

Finally, the Shareholders’ Meeting appointed Mr. Miguel Bein as regular member and president of the Audit Committee.

Messrs. Miguel Bein, Juan Santiago Fraschina and Haroldo Adrián Montagu qualify as independent according to CNV regulations and Gustavo Mariani, Ricardo Torres, Horacio Turri and Victoria Hitce qualify as non-independent.

Item 9: The Shareholders Meeting, by a majority equivalent to 99.98% of the computable votes resolved the appointment of Price Waterhouse & Co. S.R.L., a member of PriceWaterhouseCoopers, and the designation of Mr. Sergio Cravero as certifying accountant, and Messrs. Fernando Rodríguez and Ezequiel Mirazón as alternate certifying accountants, for the fiscal year ending December 31, 2020.

Item 10: The Shareholders Meeting, by a majority equivalent to 99.98% of the computable votes resolved to postpone the approval of the independent auditor’s remuneration for the fiscal year ending December 31, 2020 until the next annual Shareholders’ Meeting to be held.

Item 11: The Shareholders Meeting, by a majority equivalent to 99.98% of the computable votes resolved to allocate to Audit Committee’s activities a budget amount of AR$ 900,000 for fiscal year 2020.

Item 12: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to: (i) approve the merger of the Company with Central Piedra Buena S.A., which consists in dissolution without liquidation of the Merged Company as a result of being merged into the Company pursuant to the provisions of Section 82 et seq. of the Business Companies Law and Section 80 et seq. of the Income Tax Law (as restated in 2019), pursuant to the terms and conditions described in the preliminary merger agreement and the merger prospectus; (ii) put on record that as from the date of approval of the merger by the Shareholders’ Meetings of the Merger Participating Companies, and until registration of the final merger agreement with the relevant public registries, the Board of Directors of the Company shall manage the business affairs of the Merged Company, with suspension of the management bodies thereof pursuant to Section 84 of the Business Companies Law; (iii) reading of the documents under consideration be omitted as the same have been previously and lawfully made available to the Shareholders reasonably in advance and within the statutory terms; (iv) approve, as presented by the Board of Directors and made available to the Shareholders, the Non-consolidated Special Balance Sheet of Merger of the Company as of December 31, 2019 and the Consolidated Balance Sheet of Merger as of December 31, 2019, together with the relevant independent auditor’s reports and reports issued by the  Supervisory Committee, and the preliminary merger agreement, including that there is no need to establish the exchange ratio given that the Merged Company is 100% controlled by Pampa directly and indirectly, for which reason there is no need to increase the Company’s capital; (v) the Board of Directors be empowered to accept potential formal changes required by the respective controlling authorities to the documents under consideration, provided that such changes are not objected by the Supervisory Committee or the expert accountant; and (vi) powers be delegated to the Regular Directors Marcos Marcelo Mindlin, Gustavo Mariani, Damián Miguel Mindlin, Ricardo Alejandro Torres, Gabriel Cohen, and/or María Carolina Sigwald such that any one of them may individually and indiscriminately agree and sign in the name and on behalf of the Company the relevant final merger agreement.

Item 13: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to approve: (i) an amendment to Section Four of the Bylaws such that the purpose of the Company includes all business activities carried out by Central Piedra Buena S.A., whose merger with Pampa was approved under item twelfth of the Agenda, i.e. to include as part of its business, “storing” and “by-products” related to electric power “generation process”; and (ii) the restated Bylaws containing the approved amendments, and that reading thereof be omitted and a transcription thereof be included below the Shareholders’ Meeting Minutes.

Item 14: The Shareholders Meeting, by a majority equivalent to 99.99% of the computable votes resolved to authorize Carolina Sigwald, Victoria Hitce, Gerardo Paz, Agustina Montes, Maite Zornoza, Eugenia Sanchez Nuin, Juan Manuel Recio, Débora Tortosa Chavez, Mabel Beratta, Diego Vaca, Luis León, María José Maure Bruno, Francisco Trigo Humarán, Micaela Saieg, Martín Gardella, Mariano Romero de Haz, Paula Devotto, Gonzalo Carballada, Fabiana Vidal, Alejandra Brasesco, Nicolás Villarruel, Mauricio Penta, Martín García Arango, Fernando Rizzi and/or Vanesa Russo to register any resolutions that may be approved by such Meeting of Shareholders and perform any proceedings that may be required before the relevant agencies.

Sincerely.

Victoria Hitce

Head of Market Relations